EXHIBIT 99.1

PETMED EXPRESS, INC.

QUARTER ENDED JUNE 30, 2015

CONFERENCE CALL TRANSCRIPT

JULY 20, 2015 AT 8:30 A.M. ET

Coordinator:

Welcome to the PetMed Express Incorporated, doing business as 1-800 PetMeds conference call to review the financial results for the first fiscal quarter ended on June 30, 2015. At the request of the company, this conference call is being recorded. Founded in 1996, 1-800-PetMeds is America’s largest pet pharmacy, delivering prescription and non-prescription pet medications, and other health products for dogs and cats direct to the consumer. 1-800-PetMeds markets its products through national television, on-line, direct mail, and print advertising campaigns, which direct consumers to order by phone or on the Internet, and aim to increase recognition of the “PetMeds” family of brand names.  1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering and rapid home delivery. At this time, I would now like to turn the call over to the Company’s Chief Financial Officer, Mr. Bruce Rosenbloom. Sir, you may begin.

Bruce Rosenbloom:

Thank you. I would like to welcome everybody here today. Before I turn the call over to Mendo Akdag, our President and Chief Executive Officer, I would like to remind everyone that the first portion of this conference call will be listen-only, until the question and answer session, which will be later in the call. Also, certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs, as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties, and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance or achievements expressed or implied by the statements. We have identified various risk factors associated with our operations on our most recent annual report and other filings with the Securities and Exchange Commission. Now, let me introduce today’s speaker, Mendo Akdag, the President and Chief Executive Officer of 1-800-PetMeds. Mendo.

Mendo Akdag:

Thank you, Bruce. Welcome and thank you for joining us. Today we will review the highlights of our financial results. We’ll compare our first fiscal quarter ended on June 30, 2015 to last year’s quarter ended on June 30, 2014.

For the first fiscal quarter ended on June 30, 2015, sales were $71.6 million compared to sales of $72.5 million for the same period the prior year, a decrease of 1.3%. The decrease was due to decreases in new order sales offset by increases in reorder sales. Our average order was approximately $82 for the quarter compared to $78 for the same quarter the prior year. The increase in average order value was mainly due to a change in product mix to higher-priced items and increased doses.

For the first fiscal quarter, net income was $5.8 million, or $0.29 diluted per share, compared to $5.0 million, or $0.25 diluted per share for the same quarter last year, an increase to net income of 16%.

Reorder sales increased by 1.8% to $59.6 million for the quarter, compared to reorder sales of $58.5 million for the same quarter the prior year. New order sales decreased by 14% to $12.1 million for the quarter, compared to $14.1 million for the same quarter the prior year. The decrease was mainly due to a reduction in advertising. We acquired approximately 148,000 new customers in our first fiscal quarter compared to 184,000 for the same period the prior year. Approximately 81% of our sales were generated on our web site for the quarter, compared 80% for the same period the prior year.

The seasonality in our business is due to the proportion of flea, tick, and heartworm medications in our product mix. Spring and summer are considered peak seasons, with fall and winter being the off-season. For the first fiscal quarter, our gross profit as a percent of sales was 32.1% compared to 32.8% for the same period a year ago. The decrease was due to increases in product costs.

Exhibit 99.1 Page 1 of 4

Mendo Akdag:

Our general and administrative expenses, as a percent of sales, was the same 8.1% compared to last year. We spent $7.9 million in advertising for the quarter compared to $9.9 million for the same quarter the prior year, a decrease of about 20%. The decrease for the quarter was mainly due to decreases in mass marketing spending due to diminishing returns. The advertising cost of acquiring a customer was approximately $53 compared to $54 for the same quarter the prior year.

We had $58.3 million in cash and short-term investments and $27.2 million in inventory with no debt as of June 30, 2015. Net cash from operations for the quarter was $10.8 million.

This ends the financial review. Operator, we’re ready to take questions.

Coordinator:

Thank you, sir. If you would like to ask a question, please press star 1 on your touchtone phone and record your name at the prompt. If you wish to withdraw your request, please press star 2. One moment please for the first question. Our first question is Mr. Kevin Ellich, of Piper Jaffray. Your line is open.

Kevin Ellich:

Good morning. Thanks for taking the questions.

Mendo Akdag:

Good morning.

Kevin Ellich:

Mendo, got a few for you. So you just made a comment about advertising costs being down 20% which is the second quarter in a row where it’s been down at least that much. You mentioned mass marketing spending was down due to the diminishing returns. I guess, how should we think about your advertising expense going forward? Should we continue to model down 20% each quarter?

Mendo Akdag:

That is difficult to answer. It will depend on the ROI. The ROI was not there, for the incremental dollars spend. And that’s the reason we did not spend it. So it will depend on how the ROI comes going forward to be able to answer your question.

Kevin Ellich:

Can you talk a little bit about the mix between television versus online? I guess, how were the dollars, that $7.9 million that you spent this quarter allocated?

Mendo Akdag:

I can tell you that the majority of the reduction was on television.

Kevin Ellich:

Okay, sounds good. And then going back to your comments about, you know, the product mix going to higher-priced items and increased doses, I guess, do you have any more color as to, you know, which products we’re looking at? Are we looking at some of the new products that have come to market in terms of oral parasiticides given the flea and tick season?

Mendo Akdag:

Due to competitive reasons, we’re not going to comment on that.

Kevin Ellich:

Okay, that’s great. And then, how much do think seasonality had to do with the increase in reorder sales? Or did you see anything else, any other changes in customer behavior?

Mendo Akdag:

We - as we said before, we’re putting more emphasis on database marketing and that probably helped the reorders.

Kevin Ellich:

Okay, and then two last questions. Could you give us the mix between generic versus branded? And then have you been able to ascertain, you know, decent inventory of some of these new oral products?

Mendo Akdag:

We do have inventory of everything, so there’s no shortage at this time. As far as generics are concerned, there was a slight increase in generics in the June quarter.

Kevin Ellich:

Great. Okay, thanks guys.

Mendo Akdag:

You’re welcome.

Exhibit 99.1 Page 2 of 4

Coordinator:

Thank you. Our next question is Erin Wilson of Bank of America Merrill Lynch. Your line is open.

Erin Wilson:

Great. Thanks for taking my questions. Can you speak to the key drivers of the new customer growth? I know you mentioned that advertising spend but was it purely a function of advertising or is there something more fundamental in nature going on?

Mendo Akdag:

Our business model is advertising driven. It’s direct response marketing so advertising drives the new orders. Also word-of-mouth does, which we encourage our customers to refer us to their friends and colleagues.

Erin Wilson:

Okay, great. And how would you characterize the flea and tick season now versus historical experiences?

Mendo Akdag:

Probably it was similar to last year, the June quarter.

Erin Wilson:

Okay, great. And then can you speak quickly to the dynamics across the competitive landscape given greater omni-channel activities for some of the retailers as well as veterinarians?

Mendo Akdag:

The over-the-counter medications, especially the flea and tick topicals, are highly competitive and the market is crowded.

Erin Wilson:

Okay, great. Thanks so much.

Mendo Akdag:

You’re welcome.

Coordinator:

Thank you. Our next question is Mitch Bartlett of Craig-Hallum. Your line is open.

Mitch Bartlett:

Yes, good morning.

Mendo Akdag:

Good morning.

Mitch Bartlett:

Why would the ROI change going forward if competition seems to be pretty strong on the flea and tick side, strong across the board? What would be the conditions that would cause you to be able to advertise significantly more?

Mendo Akdag:

Peak season is more competitive than off-peak season, so that’s one variable. And we’re working on putting more emphasis on database marketing and we’re also working on a new campaign. We’re not saying it will change but it could.

Mitch Bartlett:

Okay. And the flea and tick side of the business, any way you could tell us how that performed in the quarter versus the prescription side?

Mendo Akdag:

Yeah, I’m not going to get into the specifics. All I can tell you is that flea and tick topicals are highly competitive and the market is crowded.

Mitch Bartlett

Can you offer whether the gross margins on that side of the business were less than they were a year ago?

Mendo Akdag:

Yes, probably. Yes, yes.

Mitch Bartlett:

Okay. Inventories - last year you kind of liquidated quite a bit of inventory versus the prior year. And you’re up a little bit sequentially in the first quarter but what is the - historically you went out and were opportunistic buyers primarily in the flea and tick side. What does that opportunity look like right now?

Mendo Akdag:

It - I mean, it changes. It varies from quarter to quarter. All I can tell you is that when there are promotional buying opportunities, we’ll take advantage of them.

Mitch Bartlett:

Okay, thank you.

Exhibit 99.1 Page 3 of 4

Mendo Akdag:

You’re welcome.

Coordinator:

Thank you. Again, if you would like to ask a question, please press star 1 on your touchtone phone and record your name at the prompt. If you wish to withdraw your request, please press star 2. One moment, please, for the next question. Our next question is Mr. Anthony Lebiedzinksi of Sidoti and Company. Your line is open.

Anthony Lebiedzinksi:

Good morning. Thank you. In light of the highly competitive and crowded market, just wondering if you plan to change your pricing strategy in regards to flea and tick or is it just going to be kind of more of the same?

Mendo Akdag:

We believe we’re competitive. We survey the market and price ourselves according to the market conditions, so we believe we’re currently competitive.

Anthony Lebiedzinksi:

Got it. Okay. And in regards to the higher AOV, you know, thanks for providing the details for the June quarter increase. So going forward, is that something that you guys have budgeted for as far as - do you expect that to continue or what is your sense as to the sustainability of the AOV?

Mendo Akdag:

We’re anticipating that it’s going to continue to increase at this time.

Anthony Lebiedzinksi:

Okay, is it for similar reasons?

Mendo Akdag:

Yes.

Anthony Lebiedzinksi:

Okay. All right, thank you.

Mendo Akdag:

You’re welcome.

Coordinator:

Thank you. I would now like to return back to the speaker for the final remarks.

Mendo Akdag:

Thank you. For fiscal 2016 we’re focusing on improving our marketing efforts to increase sales and profitability. This wraps up today’s conference call. Thank you for joining us. Operator, this ends the conference call.

Coordinator:

Thank you for participating. You may now disconnect.

END

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